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                                                                      EXHIBIT 14

ORGANIZATIONAL FUNCTIONAL AREA:                         EXECUTIVE

POLICY FOR:                                             CODE OF ETHICAL CONDUCT

BOARD APPROVED:                                         OCTOBER 2003

LAST REVISION DATE:                                     OCTOBER 2003

INDIVIDUAL RESPONSIBLE                                  ROBERT COLE
FOR MAINTAINING/UPDATING POLICY                         PRESIDENT & CEO

STATEMENT OF PURPOSE

The purpose of this policy statement is to reaffirm the strong commitment by PSB Group, Inc. and Peoples State Bank (collectively, the "Company") to the highest standards of legal and ethical conduct in its business practices, and to consolidate the various policies concerning this commitment into a single document.

POLICY ON RESPONSIBLE BEHAVIOR

As an integral member of the Company, you are expected to accept certain responsibilities, adhere to acceptable business principles in matters of personal conduct and exhibit a high degree of personal integrity at all times. This not only involves sincere respect for the rights and feelings of others, but also demands that in both your business and personal life, you refrain from any behavior that might be harmful to you, your fellow associates, or the Company, or that might be viewed unfavorably by current or potential customers, or by the public at large. Whether you are on duty or off, your conduct reflects on the Company. You are consequently encouraged to observe the highest standards of professionalism at all times.

POLICY ON USE OF GOOD JUDGMENT

It would be virtually impossible to cite examples of every type of activity which might give rise to a question of unethical conduct. Therefore, it is important that each of us rely on our own good judgment in the performance of our duties and responsibilities. When those situations occur where the proper course of action is unclear, request advice and counsel from your supervisor. The reputation and good name of the Company depends entirely upon the honesty and integrity of each one of us.

POLICY ON ETHICAL STANDARDS

All associates must conform to ethical and legal standards to abide by the law and to preserve the Company's integrity and reputation. Failure to adhere to this policy may result in disciplinary action, up to and including discharge from employment.


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POLICY ON COMPLIANCE WITH LAWS, RULES AND REGULATIONS

Obeying the law, both in letter and in spirit, is the foundation on which this Company's ethical standards are built. All employees must respect and obey the laws of the United States of America and the states in which we operate. Although not all employees are expected to know the details of all of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

POLICY ON COMPETITION

Associates may not comment on the performance of any competitor of the Company. Such prohibited comments include, but are not limited to, statements regarding the integrity or financial security of any other institution.

Associates may not provide information to any competitor which includes, but is not limited to, information regarding fees, interest rates and loan terms. Any questions concerning what information may be shared with other financial institutions should be directed to the Chief Financial Officer.

POLICY ON FAVORS

Associates may not give, solicit, or receive any gifts or favors to or from any customer, supplier, competitor (other than a gift having a value of less than $75.00 and is not cash or cash equivalents) without the prior consent of the Human Resources Department. In no event shall an associate give or receive a gift in the form of cash, stocks, bonds, options, or similar types of items. Discounts may be accepted by associates, provided such discounts are available to all Company personnel. Also, we understand that customers will occasionally give Company associates cash tips. We believe this practice is unique to the community we serve but it remains a violation of this Code.

It is unlawful to give, offer, or promise anything of value for the purpose of influencing someone in connection with Company business or a Company transaction. Similarly, it is impermissible and may be unlawful to solicit, demand, or accept anything of value with the intent of being influenced or rewarded in connection with any Company business or transaction. Therefore, no associate may give or receive any gift if it could reasonably be viewed as being done to gain a business advantage.

Associates are not prevented from incurring normal business-oriented expenses for entertainment or from accepting personal mementos of minimal value. It is acceptable to occasionally allow a supplier or customer to pay for a business meal.

POLICY CLARIFYING MEANING OF "INSIDE" INFORMATION

U.S. Securities regulations, which regulate transactions in corporate securities (stocks and bonds), impose severe sanctions against the use of "inside" information in the purchase and sale of securities by officers and associates of the Company for their own benefit and profit. "Inside" information includes any important material fact which might be a factor in a decision to buy or sell a particular security. The "insider" includes not only the


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associate, but family members, friends, brokers, or anyone to whom the information is communicated by the associate. The securities include not only those of the Company, but also the securities of any company of which you have acquired important, non-public knowledge as a result of your employment. Specifically, you should not trade in the securities of any company which, to your knowledge, is under consideration as an acquisition by the Company.


Regulations which are designed to protect the investing public are strictly enforced, and both civil and criminal action can be taken against both the individual and Company involved. If you have any doubts as to whether a contemplated securities transaction might be deemed a violation of the "insider" trading rule, you may request an opinion of the Chief Financial Officer.

POLICY PROHIBITING CERTAIN INVESTMENTS

Associates are prohibited from investing in any of the Company's customers, suppliers, or competitors unless the securities are publicly traded and the investments are on the same terms available to the general public and not based on any "inside information." This prohibition applies to all forms of investments and to all associates, directors, officers, and agents of the Company and their immediate families.

In general, associates should not have any financial interest in a customer, supplier, or competitor that could cause divided loyalty, or even the appearance of divided loyalty.

POLICY LISTING TYPES OF CONFLICT OF INTEREST

The term "conflict of interest" describes any circumstance that would cast doubt on an associate's ability to act with total objectivity with regard to the Company's interest. Each associate is expected to avoid any action or involvement which would in any way compromise his or her actions on behalf of the Company. Activities which could raise a question of conflict of interest include, but are not limited to, the following:

     o To conduct business on behalf of the Company with a member of the associate's family or a business organization in which the associate or a member of his or her family has a significant association, which could give rise to a conflict of interest, without first obtaining a written non-objection from the Chief Financial Officer.

     o To serve in an advisory, consultative, technical, or managerial capacity for any non-affiliated business organization which does significant business with or is a competitor of the Company, without first advising their supervisor of such plans.

     o To lend private funds to fellow associates, customers, or suppliers of the Company.

     o To engage in speculative business ventures with any customer or supplier of the Company.

     o To borrow from any other financial institution on more favorable terms than are offered to the general public.

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     o   To initiate, process, grant or otherwise become involved in any loans, or other transactions, with any Relative (as hereinafter defined) or for themselves.

     o To initiate, process or otherwise take any action with respect to loans or other transactions involving the Company's customers or suppliers in which the associate has a financial interest, whether actual or contingent.

POLICY ON DISCLOSING CONFIDENTIAL INFORMATION

Associates have an ethical duty not to disclose confidential information gleaned from business transactions and to protect confidential relationships between the Company and its associates, customers, suppliers, and shareholders.

Business information that has not been made public (e.g., insider information) shall not be released to private individuals, organizations, or government bodies unless demanded by legal process such as a subpoena or court order. Associates shall not use confidential information obtained in the course of their employment for the purpose of advancing any private interest or otherwise for personal gain.

Associates should refer any requests for confidential information (reference checks, credit reporting, etc.) from whatever source to their supervisor. Please also refer to the Privacy Policy.

POLICY ON DOCUMENTS

All memoranda, notes, lists, records and other documents (and all copies thereof) made or compiled by the associate or made available to the associate concerning the business of the Company or any of its affiliates or customers shall be the Company's property and shall be delivered to the Company promptly upon the termination of the associate's employment with the Company or any of its affiliates or at any other time on request.

POLICY ON OUTSIDE EMPLOYMENT

No associate may serve as an associate, director, or officer of any supplier or customer without the prior written approval of the Human Resources Department. An associate may never serve as an associate, director, or officer of a competitor but may serve as an advisor or consultant to a supplier or customer if that associate conducts business as a representative of this company.

Associates may not serve as trustees, personal representatives, executors, administrators, guardians or in any other fiduciary capacity without the prior written authorization of their supervisor and the Human Resources Department. No associate of the Company may hold power of attorney over any of the Company's customers and may not have personal access to any Company customer's safety deposit boxes.

Any associate who does perform outside work has a special responsibility to avoid any conflict with the Company's business interests. Outside work cannot be performed on the Company's time.


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POLICY ON DOING BUSINESS WITH FAMILY MEMBERS

If an associate wishes to do business on behalf of the Company with a member of that associate's immediate family or other relative or with a company of which a relative is an officer, director, or principal, the associate must disclose the relationship and obtain the prior written approval of the Human Resources Department.

POLICY ON POLITICAL AND CIVIC ACTIVITIES

The Company has a policy of not making contributions to political parties or candidates or lobbying on their behalf. Associates may enjoy membership in or contribute to political parties, trade associations, and similar organizations. However, any political activity is strictly on the associate's own time and at the associate's own expense.

Associates are encouraged to become involved in community affairs and to engage in volunteer work. Also encouraged is involvement in professional organizations.

POLICY ON COMPANY FUNDS

Associates are forbidden to use, directly or indirectly, Company funds and assets for any unlawful purpose or to accomplish any unlawful goal. The Company also prohibits the establishment or maintenance of undisclosed or unrecorded funds and assets.

All reporting of information should be accurate and timely. Associates may not make any false or misleading entries in any books and records.

POLICY LISTING GENERAL ETHICAL REQUIREMENTS

Associates should read the code of ethics with the following in mind:

     o The Company requires every associate to comply with these standards.

     o This list is not comprehensive. The Company encourages associates who have questions about these standards and their application to associate conduct to discuss them with the Human Resources Department.

     o An associate who knows or has reason to know of any activity that violates or could violate these standards must promptly report the matter to the Audit Committee and Human Resources Department.

POLICY ON DISCLOSURE

The CEO, all senior officers, and employees involved in the financial reporting process are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed with the SEC and other public communications made by the Company. Accordingly, it is the responsibility of such employees and senior officers promptly to bring to the attention of the CEO (and in the case of the CEO, to the Board) any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings.

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POLICY ON WAIVERS

Employees of the Company are expected to follow this Code of Ethical Conduct at all times. Generally, there should be no waivers to this Code of Ethical Conduct, however, in rare circumstances conflicts may arise that necessitate waivers. In the case of employees other than senior officers, requests for waivers should be submitted to the Human Resources Department. Waivers will be determined on a case-by-case basis by the Human Resources Department with the advice of senior management. Waivers for senior officers shall be determined by the board of directors. Any amendment to the Code of Ethical Conduct that applies to the Company's CEO, CFO, principal accounting officer or controller or any waiver granted to the Company's CEO, CFO, principal accounting officer or controller and the grounds for such waiver shall be promptly disclosed through a filing with the SEC on Form 8-K.



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